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                                                                  EXHIBIT 10(k)

                          FIDELITY SOUTHERN CORPORATION
                   EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

         The annual base salary for each of the named executive officers of Fidelity Southern Corporation (the "Company") for 2006 is as follows:

                James B. Miller, Jr.                $500,000
                H. Palmer Proctor, Jr.               300,000
                David Buchanan                       240,000
                M. Howard Griffith, Jr.              230,000

         Each of Mr. Miller and Mr. Proctor is also entitled to receive incentive compensation not to exceed $100,000 in the case of Mr. Miller and $50,000 in the case of Mr. Proctor, based on the Company achieving targeted income levels. For 2005, the only named executive officer to receive a bonus/incentive compensation was Mr. Proctor who received $38,141.

         In addition to the foregoing, the Company has paid all of the premiums for split dollar and/or corporate life insurance policies for each of the executive officers and pays annual club fees for each executive officer other than Mr. Buchanan. Under the split dollar policies, the Company will receive upon termination of the policies proceeds equal to the insurance premiums paid plus a market yield.